Exhibit 23.2

Tel: 509-747-8095 Fax: 509-747-8415 www.bdo.com	601 West Riverside Avenue Suite 900 Spokane, WA 99201

Consent of Independent Registered Public Accounting Firm

Red Lion Hotels Corporation

Denver, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2019, relating to the consolidated financial statements and the effectiveness of Red Lion Hotel Corporation’s (“Company”) internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Spokane, Washington

November 20, 2019